Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160648

Prospectus Supplement No. 2
(to Prospectus dated October 26, 2009)

CLEVELAND BIOLABS, INC.
350,357 Shares

This Prospectus Supplement No. 2 supplements and amends the prospectus dated October 26, 2009, as supplemented by prospectus supplement No. 1 dated November 23, 2009 (together, the “Original Prospectus”) relating to the offer and sale of up to 350,357 shares of our common stock which may be offered from time to time by certain of our stockholders of certain shares of our common stock. The Original Prospectus covered the offer and sale by certain of our stockholders of up to 4,366,381 shares of our common stock, and this prospectus supplement No. 2 relates to the offer and sale of the remaining 350,357 shares of our common stock that were not disposed of previously. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this prospectus supplement No. 2 together with the Original Prospectus. All share amounts in this prospectus supplement No. 2 reflect our 1-for-20 reverse stock split effected on January 28, 2015.

This prospectus supplement No. 2 should be read in conjunction with the Original Prospectus. Any statement contained in the Original Prospectus shall be deemed to be modified or superseded to the extent this prospectus supplement No. 2 modifies or supersedes such statement. This prospectus supplement No. 2 is not complete without, and may not be delivered or used except in connection with, the Original Prospectus, including all amendments and supplements thereto. We may amend or supplement the Original Prospectus, as supplemented by this prospectus supplement No. 2, from time to time by filing amendments or supplements as required.

Our common stock is traded on the NASDAQ Capital Market under the symbol “CBLI.” On March 20, 2018, the last reported sales price of our common stock was $3.32 per share.

Investing in our common stock involves a high degree risk. See “Risk Factors” beginning on page 6 of the Original Prospectus, “Risk Factors” beginning on page 17 of the annual report on Form 10-K filed by us with the Securities and Exchange Commission on March 6, 2018 and other information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to buy shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Original Prospectus or this Prospectus Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement No. 2 is March 21, 2018.

SELLING STOCKHOLDERS

The table on page 7 of the Original Prospectus sets forth information with respect to the selling stockholders and the respective amounts of shares of our common stock beneficially owned by each selling stockholder that may be offered pursuant to the Original Prospectus. The purpose of this prospectus supplement No. 2 is to (i) reflect transfers by certain of the selling stockholders named in the Original Prospectus of warrants exercisable for the shares of our common stock being offered hereby and (ii) update the holdings of the other selling stockholders included in the Original Prospectus, in each case, by amending and restating that table in its entirety related to the offering of the remaining 441,069 shares of our common stock.

Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock. To our knowledge, except as noted below, no selling stockholder or any of their affiliates has held any position or office with, been employed by, or otherwise has held any material relationship with us or our affiliates during the three years prior to the date of this prospectus supplement no. 2.

We have prepared the following table based on information given to us by, or on behalf of, the selling stockholders on or before March 20, 2018. We have not independently verified this information. Information about the selling stockholders may change over time. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Name and Address of Selling Stockholder	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering
Jan Arnett 7 Longwood Road Sands Point, New York 11050	5,728	5,728	—
Berdon Ventures LLC (1) 37 Westerleigh Road Purchase, New York 10577	16,396	14,780	1,616
Guy Michael Dart (2) 834 Devon Avenue Los Angeles, California 90024	5,728	5,728	—
Michael N. Emmerman (3) 151 East 63rd Street New York, New York 10065	18,746	13,746	5,000
Jonathan Kamen #1 Sunnyside Road Greenville, Delaware 19807	7,637	7,637	—
Lindsay E. Dart Separate Property Trust (4) 1080 Wisconsin Avenue NW Washington, D.C. 20007	3,819	3,819	—
Lindsay Dart Lincoln TTEE, Lindsay E. Dart Separate Property Trust (5) 1080 Wisconsin Avenue NW Washington, D.C. 20007	1,910	1,910	—
Richard and Arline McGowan, JTWROS (6) 2445 Congress Street Fairfield, Connecticut 06824	13,215	13,215	—

Martin H. Meyerson, TTEE (7) 19500 Turnberry Way Aventura, Florida 33180	26,740	11,455	15,285
William F. Quirk Jr. (8) 10 Water Witch Crossing Savannah, Georgia 31411	10,715	10,715	—
Lorin Wels (9) 133 Lakeview Drive Old Tappan, New Jersey 07675	7,773	7,773	—
Iroquois Master Fund Ltd. (10) 205 E 42nd Street, 20th Floor New York, New York 10017	6,552	6,552	—
Greenwich Growth Fund Limited P.O. Box HM 2257 Hamilton HM JX, Bermuda	3,572	3,572	—
Intracoastal Capital, LLC (11) 245 Palm Trl Delray Beach, Florida 33483	44,556	3,572	40,984
JPMCC FBO Stuart Schapiro JPMCC Master Defined Cont Money Purchase Pension Plan 41 Winged Foot Drive Larchmont, New York 10538	2,136	1,786	350
Marschall-Cook-Critchley Family Ventures, F.L.P. (12) P.O. Box 1039 Grantham, New Hampshire 03753	1,910	1,910	—
George L. Black Jr. Trust 4631 Lane Road Zephyrhills, Florida 33541	1,528	1,528	—
Brad DeHaan 1605 Vandyk Road Lynden, Washington 98264	379	379	—
Frank C. Heyman 8458 Jardin Way Sandy, Utah 84093	925	925	—
Michael Silver and Lori Silver JT TEN (13) 216 Maison Court Elmhurst, Illinois 60126	1,528	1,528	—
Steven E. Slawson (14) 19 Sawmill Road Lebanon, New Jersey 08833	3,819	3,819	—
Old Kings Capital LP (15) 9 Old King's Highway South Dorien, Connecticut 06820	3,026	3,026	—
Vertical Partners LP (16) 9 Old King's Highway South Dorien, Connecticut 06820	8,194	8,194	—
Zanett Opportunity Fund Ltd. (17) 635 Madison Avenue, 15th Floor New York, New York 10022	9,058	7,637	1,421
Robert Brous (18) 4 Kings Terrace Road Kings Point, New York 11024	7,027	6,412	615
CRCK IV, LLC (19) 101 Park Avenue, 23rd Floor New York, New York 10178	76,365	63,544	12,821
Next Generation Trust FBO Walter Schenker IRA (20) 75 Livingston Ave, Suite 304 Roseland, New Jersey 07068	3,819	3,819	—

Susan Schenker (21) 105 Windsor Drive Pine Brook, New Jersey 07058	3,819	3,819	—
Walter Schenker (22) 105 Windsor Drive Pine Brook, New Jersey 07058	3,412	3,412	—
MAZ Partners LP(23) 1130 Route 46, Suite 12 Parsippany, New Jersey 07054	10,563	10,563	—
James W. Harpel (24) 1102 North Ocean Boulevard Palm Beach, Florida 33480	33,601	33,601	—
James W. Harpel, Jr. Trust 40 (25) 1102 North Ocean Boulevard Palm Beach, Florida 33480	3,055	3,055	—
Anthony C. Harpel Trust 40 (26) 1102 North Ocean Boulevard Palm Beach, Florida 33480	5,346	5,346	—
Jed F. Fisher (27) 3925 Savannah Pass Mishawaka, Indiana 46545	955	955	—
Ronald Lukas (28) 135 Pueblo Court Frankfort, Illinois 60423	6,339	6,339	—
Frank Decarolis IRA FCC as Custodian 5 Hill Drive Oyster Bay, New York 11771	1,528	1,528	—
Robert H. Cohen (29) 37 Brookridge Road New Rochelle, New York 10804	49,321	38,183	11,138
Dustin Cohen (30) 2 Hickory Lane Scarsdale, New York 10583	893	893	—
Carly Cohen (31) 2 Hickory Lane Scarsdale, New York 10583	893	893	—
John G. Manos Living Trust U/A/D - 7/21/04 (32) 85 Prospect Street South Easton, Massachusetts 02375	2,673	2,673	—
Philip Patt and Maxine Patt JTWROS (33) 455 Devlon Park Drive Wayne, Pennsylvania 19087	9,119	7,637	1,482
Thomas R. Ulie (34) P.O. Box 814 Mercer Island, Washington 98040	11,455	11,455	—
Miriam Koryn 2406 Theall Road Rye, New York 10580	3,819	3,819	—
Michael B. Pisani (35) 1290 Club House Road Gladwyne, Pennsylvania 19035	1,070	1,070	—
Andrew Schenker (36) 300 Mercer Avenue, Apt. 15L New York, New York 10003	407	407	—

None of the selling stockholders will beneficially own 1% or more of our outstanding common stock after the completion of the offering, based on 11,279,834 shares of common stock outstanding as of March 20, 2018

(1)    Shares of common stock being offered includes 10,715 shares of common stock underlying a Series D Warrant held by Berdon Ventures LLC. Frederick Berdon exercises voting and dispositive control over these shares.
(2)    Shares of common stock being offered includes 2,679 shares of common stock underlying Series D Warrants.
(3)    Shares of common stock being offered includes 6,429 shares of common stock underlying a Series D Warrant.
(4)    Shares of common stock being offered includes 1,786 shares of common stock underlying a Series D Warrant. Lindsay Dart Lincoln exercises voting and dispositive control over these shares. Does not include shares owned by Lindsay Dart Lincoln TTEE, Lindsay E. Dart Separate Property Trust over which Lindsay Dart Lincoln also exercises voting and dispositive control. These two selling stockholders collectively seek to register a total of 5,729 shares of common stock.
(5)    Shares of common stock being offered includes 893 shares of common stock underlying a Series D Warrant. Lindsay Dart Lincoln exercises voting and dispositive control over these shares. Does not include shares owned by Lindsay E. Dart Separate Property Trust, over which Lindsay Dart Lincoln also exercises voting and dispositive control. These two selling stockholders collectively seek to register a total of 5,729 shares of common stock.
(6)    Shares of common stock being offered includes 13,215 shares of common stock underlying a Series D Warrant. Richard McGowan served as director on the Company's board of directors until July 8, 2016.
(7)    Shares of common stock being offered includes 5,358 shares of common stock underlying Series D Warrants owned by Martin H. Meyerson, TTEE. Martin H. Meyerson exercises voting an dispositive control over these shares.
(8)    Shares of common stock being offered includes 10,715 shares of common stock underlying Series D Warrants.
(9)    Shares of common stock being offered includes 3,634 shares of common stock underlying a Series D Warrant.
(10)    Shares of common stock being offered includes 3,572 shares of common stock underlying a Series D Warrant. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.
(11)    Shares of common stock being offered includes 3,572 shares of common stock underlying Series D Warrants. The shares of common stock owned upon completion of offering represent shares of common stock underlying Series A Warrants which are currently exercisable. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal.
(12)    Shares of common stock being offered includes 893 shares of common stock underlying a Series D Warrant. June Louise Critchley exercises voting and dispositive control over these shares.
(13)    Shares of common stock being offered includes 715 shares of common stock underlying a Series D Warrant.
(14)    Shares of common stock being offered includes 1,786 shares of common stock underlying a Series D Warrant.
(15)    Goodnow Investment Group (“Goodnow”) is the investment manager of Old Kings Capital LP. Peter J. Gavey, in his role as Chief Compliance Officer of Goodnow, exercises voting and dispositive control over these shares. Does not include shares owned by Vertical Partners LP, over which Mr. Gavey also exercises voting and dispositive control. These two selling stockholders collectively seek to register a total of 11,220 shares of common stock.
(16)    Goodnow is the investment manager of Vertical Partners LP. Peter J. Gavey, in his role as Chief Compliance Officer of Goodnow, exercises voting and dispositive control over these shares. Does not include shares owned by Old Kings Capital LP, over which Mr. Gavey also exercises voting and dispositive control. These two selling stockholders collectively seek to register a total of 11,220 shares of common stock.

(17)    Shares of common stock being offered includes 3,572 shares of common stock underlying a Series D Warrant. Zachary McAdoo, President and Director of Zanett Opportunity Fund, Ltd., exercises voting and dispositive control over these shares.
(18)    Shares of common stock being offered includes 1,429 shares of common stock underlying Series D Warrants and 3,357 shares of common stock underlying Agent Warrants.
(19)    Shares of common stock being offered includes 35,715 shares of common stock underlying a Series D Warrant. Paul P. Tanico, Ellen H. Adams, and Maria Lamari Burden exercise voting and dispositive control over these shares.
(20)    Shares of common stock being offered includes 1,786 shares of common stock underlying a Series D Warrant. Walter Schenker exercises voting and dispositive control over these shares. Does not include shares owned by Walter Schenker or Susan Schenker, the spouse of Walter Schenker, individually, over which each of them exercises voting and dispositive control. Nor does it include shares owned by MAZ Partners, over which Walter Schenker exercises partial voting and dispositive control. These four selling stockholders collectively seek to register a total of 21,613 shares of common stock.
(21)    Shares of common stock being offered includes 1,786 shares of common stock underlying a Series D Warrant. Does not include shares owned by Walter Schenker, the spouse of Susan Schenker, individually or Next Generation Trust FBO Walter Schenker, over which Walter Schenker exercises voting and dispositive control. Nor does it include shares owned by MAZ Partners, over which Walter Schenker exercises partial voting and dispositive control. These four selling stockholders collectively seek to register a total of 21,613 shares of common stock.
(22)    Shares of common stock being offered includes 1,786 shares of common stock underlying a Series D Warrant. Does not include shares owned by Susan Schenker, the spouse of Walter Schenker, individually, over which Susan Schenker exercises voting and dispositive control, or Next Generation Trust FBO Walter Schenker, over which Walter Schenker exercises voting and dispositive control. Nor does it include shares owned by MAZ Partners, over which Walter Schenker exercises partial voting and dispositive control. These four selling stockholders collectively seek to register a total of 21,613 shares of common stock.
(23)    Shares of common stock being offered includes 5,358 shares of common stock underlying a Series D Warrant. Walter Schenker exercises partial voting and dispositive control over these shares. Does not include shares owned by Walter Schenker, or Susan Schenker, the spouse of Walter Schenker, individually, over which each of them exercises voting and dispositive control. Nor does it include shares owned by Next Generation Trust FBO Walter Schenker, over which Walter Schenker exercises voting and dispositive control. These four selling stockholders collectively seek to register a total of 21,613 shares of common stock.
(24)    Shares of common stock being offered includes 15,715 shares of common stock underlying Series D Warrants. Does not include shares owned by James W. Harpel, Jr. Trust 40 or Anthony C. Harpel Trust 40, over which James W. Harpel, as trustee, exercises voting and dispositive control. These three selling stockholders collectively seek to register a total of 42,002 shares of common stock.
(25)    Shares of common stock being offered includes 1,429 shares of common stock underlying a Series D Warrant. James W. Harpel, trustee, exercises voting and dispositive control over these shares. Does not include shares owned by James W. Harpel or Anthony C. Harpel Trust 40, over which James W. Harpel individually and as trustee, respectively, exercises voting and dispositive control. These three selling stockholders collectively seek to register a total of 42,002 shares of common stock.
(26)    Shares of common stock being offered includes 2,500 shares of common stock underlying a Series D Warrant. James W. Harpel, trustee, exercises voting and dispositive control over these shares. Does not include shares owned by James W. Harpel or James W. Harpel, Jr. Trust 40, over which James W. Harpel individually and as trustee, respectively, exercises voting and dispositive control. These three selling stockholders collectively seek to register a total of 42,002 shares of common stock.
(27)    Shares of common stock being offered includes 447 shares of common stock underlying a Series D Warrant.

(28)    Shares of common stock being offered includes 2,965 shares of common stock underlying a Series D Warrant.
(29)    Shares of common stock being offered includes 17,858 shares of common stock underlying a Series D Warrant.
(30)    Shares of common stock being offered includes 893 shares of common stock underlying a Series D Warrant.
(31)    Shares of common stock being offered includes 893 shares of common stock underlying a Series D Warrant.
(32)    Shares of common stock being offered includes 1,250 shares of common stock underlying a Series D Warrant. Each of Dorothy Mason and John Manos have the individual authority to exercise voting and dispositive control over these shares.
(33)    Shares of common stock being offered includes 3,572 shares of common stock underlying Series D Warrants.
(34)    Shares of common stock being offered includes 5,358 shares of common stock underlying a Series D Warrant.
(35)    Shares of common stock being offered includes 250 shares of common stock underlying a Series D Warrant.
(36)    Shares of common stock being offered represent shares of common stock transferred to Andrew Schenker by Walter Schenker in a gift transaction.